Schedule II

MLPF&S SEC Market Access Rule Order 9/26/2016

On September 26, 2016, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") entered into a settlement with the Securities and Exchange Commission ("SEC") resulting in the SEC issuing an order.  Merrill Lynch consented to the entry of the order (the "Order") that finds that it violated Section 15(c)(3) of the Securities Exchange Act of 1934 ("Exchange Act") and Rule 15c3-5 thereunder (the "Market Access Rule").  The Order finds that Merrill Lynch violated the Market Access Rule by failing to establish, document, and maintain a system of risk management controls and supervisory procedures reasonably designed to manage the financial, regulatory, and other risks of its market access activity.  In particular, Merrill Lynch failed to establish pre-trade risk management controls reasonably designed to prevent the entry of erroneous orders, to establish pre-trade risk management controls reasonably designed to prevent the entry of orders that would exceed pre-set credit or capital limits for several of its trading desks, to establish required controls and procedures for fixed income securities, to review adequately the effectiveness of its risk management controls and supervisory procedures required by the Market Access Rule, particularly for preventing the entry of erroneous orders, and to comply with the Rule's CEO certification requirements.  Solely for the purpose of settling these proceedings, Merrill Lynch consented to the Order without admitting or denying the findings in the Order, except as to the SEC's jurisdiction over it and the subject matter.  The Order censures Merrill Lynch and directs it to cease-and-desist from committing or causing any violations and any future violations of Exchange Act Section 15(c)(3) and Rule 15c3-5 thereunder. Additionally, the Order requires Merrill Lynch to pay a $12,500,000 civil money penalty.

MLPF&S SEC Structured Return Note Order 6/23/2016

On June 23, 2016, the Securities and Exchange Commission ("SEC") issued an administrative order in which it found that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), without admitting or denying any allegations, violated Section 17(a)(2) of the Securities Act of 1933 ("Securities Act").  Specifically, the order found that MLPF&S failed to adequately disclose certain fixed costs in a proprietary volatility index linked to structured notes known as Strategic Return Notes ("SRNs") of Bank of America Corporation, which resulted in materially misleading disclosures in the offering materials of the fixed costs associated with the SRNs.  In the order, MLPF&S was ordered to (i) cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) of the Securities Act, and (ii) to pay a civil monetary penalty of $10,000,000.
MLPF&S SEC 15c3-3 Order 6/23/2016

On June 23, 2016, the SEC issued an administrative order in which it found that MLPF&S and Merrill Lynch Professional Clearing Corp. ("MLPro") had willfully violated Section 15(c)(3) of the Securities Exchange Act of 1934 ("Exchange Act") and Rule 15c3-3 thereunder and Section 17(a)(1) of the Exchange Act and Rules 17a-3(a)(10) and 17a-5(a) thereunder, and that MLPF&S willfully violated Section 17(a)(1) of the Exchange Act and Rules 17a-5(d)(3) (as it existed prior to amendments to Rule 17a-5 in 2014), 17a-5(d)(2)(ii), 17a-5(d)(3) and 17a-11(e) thereunder, and Exchange Act Rule 21F-17.  Specifically, the order found that (i) MLPF&S and MLPro engaged in a series of complex trades that allowed it to use customer cash to finance firm inventory, (ii) MLPF&S allowed certain of its clearing banks to hold liens on customer securities, and (iii) MLPF&S used language in certain of its policies, procedures, and agreements with employees that unduly limited the disclosure of confidential information.  In determining to accept MLPF&S's and MLPro's offer, the SEC considered remedial acts promptly undertaken by MLPF&S and MLPro and substantial cooperation afforded the SEC staff during the course of its investigation.  In the order, (i) MLPF&S and MLPro were censured, (ii) MLPF&S was ordered to cease and desist from committing or causing any violations and any future violations of Sections 15(c)(3) and 17(a)(1) of the Exchange Act and Rules 15c3-3, 17a-3(a)(10), 17a-5(a), 17a-5(d)(2)(ii), 17a-5(d)(3), 17a-11(e) and 21F-17 thereunder, (iii) MLPro was ordered to cease and desist from committing or causing any violations and any future violations of Sections 15(c)(3) and 17(a)(1) of the Exchange Act and Rules 15c3-3, 17a-3(a)(10) and 17a-5(a) thereunder, (iv) MLPF&S and MLPro were ordered to pay disgorgement of $50,000,000 and prejudgment interest in the amount of $7,000,000, and (v) MLPF&S was ordered to pay a civil monetary penalty of $358,000,000.
MLPF&S FINRA AWC 12/16/2015

The Financial Industry Regulatory Authority (FINRA) alleged that from January 2009 through October 28, 2013, MLPF&S did not conduct adequate background checks on approximately 4,500 non-registered associated persons, after its acquisition by Bank of America Corporation and the resulting organizational changes.  Of that total, approximately 3,145 were fingerprinted, but were screened under the standards applicable to banks and not to broker-dealers; approximately 1,115 were not fingerprinted; and approximately 240 were not fingerprinted until after they joined MLPF&S.  As a result, FINRA alleged individuals were not properly screened for statutory disqualifications under the Exchange Act (and one person subject to an Exchange Act statutory disqualification actually associated with MLPF&S); MLPF&S did not have adequate records and MLPF&S did not adequately supervise the fingerprinting process.  FINRA alleged violations of Section 17(f) of the Exchange Act and Rule 17f-2 thereunder; Section 17(a) of the Exchange Act and Rules 17a-3(a)(12)(i)(G) and 17a-3(a)(13) thereunder; Article III, Section 3(b) of the FINRA By-Laws; NASD Rule 3010 and FINRA Rules 4511 and 2010.  MLPF&S accepted and consented to the entry of an AWC, without admitting or denying the findings.  MLPF&S consented to the imposition of the following sanctions:  (1) a censure, (2) a fine in the amount of $1,250,000, and (3) a certain undertaking.  In connection with the AWC, MLPF&S agreed to an undertaking to review its systems and procedures regarding the identification, fingerprinting, and screening of non-registered associated persons to ensure that current systems and procedures are reasonably designed to achieve compliance with all securities laws and regulations, including Section 17(a) of the Exchange Act and Rule 17a-3 thereunder, Section 17(f) of the Exchange Act and Rule 17f-2 thereunder, FINRA By-Laws Article III, Section 3(b), and FINRA Rule 4511.

MLPF&S SEC MCDC Order 6/18/2015

The SEC deems it appropriate and in the public interest that public administrative and cease-and-desist proceedings be, and hereby are, instituted against MLPF&S. MLPF&S willfully violated section 17(a)(2) of the Securities Act. MLPF&S, a registered broker-dealer, conducted inadequate due diligence in certain offerings and as a result, failed to form a reasonable basis for believing the truthfulness of the assertions by these issuers and/or obligors regarding their compliance with previous continuing disclosure undertakings pursuant to Rule 15c2-12.  This resulted in MLPF&S offering and selling municipal securities on the basis of materially misleading disclosure documents. The violations were self-reported by MLPF&S to the SEC pursuant to the Division of Enforcement's (the "Division") Municipalities Continuing Disclosure Cooperation (MCDC) initiative.  The MLPF&S shall cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) of the Securities Act, pay a civil money penalty in the amount of $500,000 and comply with the undertakings enumerated in the offer of settlement.

MLPF&S Regulation SHO Settlement 6/01/2015

On June 1, 2015, MLPF&S and an affiliate (the "Firms") pursuant to an SEC administrative order (the "SHO Order"), were ordered to cease and desist from violations of Rule 203(b) of Regulation SHO under the Exchange Act arising from practices related to execution of short sales. The Firms acknowledged that they violated Rule 203(b) of Regulation SHO in connection with their practices related to execution of short sales.  The Firms agreed in the SHO Order to (1) cease and desist from committing or causing any violations and any future violations of Rule 203(b) of Regulation SHO; (2) be censured; (3) pay disgorgement of $1,566,245.67 plus prejudgment interest; (4) pay a civil monetary penalty of $9 million; and (5) comply with certain undertakings, including retaining an independent consultant within thirty (30) days of entry of  the SHO Order to conduct a review of the Firms' policies, procedures and practices with respect to their acceptance of short sale orders for execution in reliance on the ETB List and procedures to monitor compliance therewith to satisfy certain of their obligations under Rule 203(b) of Regulation SHO.

BANA Servicemembers Civil Relief Act Settlement 5/29/2015

On May 29, 2015, the Comptroller of the Currency ("OCC") issued an Order to Cease and Desist and Order of Assessment of a Civil Money Penalty (together, the "Orders") against Bank of America, N.A. ("BANA") relating to the Servicemembers Civil Relief Act ("SCRA") and BANA's sworn document and collections litigation practices.  In the Orders, the OCC identified (i) unsafe or unsound practices in connection with BANA's efforts to comply with the SCRA, (ii) SCRA violations, and (iii) unsafe or unsound practices in connection with BANA's sworn document and collections litigation practices.  Regarding the SCRA, the Orders stated BANA failed to have effective policies and procedures to ensure compliance with SCRA; failed to devote sufficient financial, staffing, and managerial resources to ensure proper administration of its SCRA compliance processes; failed to devote to its SCRA compliance processes adequate internal controls, compliance risk management, internal audit, third party management, and training; and engaged in violations of the SCRA.  Regarding the sworn document and collections litigation process, the Orders stated that BANA filed or caused to be filed in courts affidavits executed by its employees or employees of third party service providers making assertions that, in many cases, were not based on personal knowledge or review of relevant books and records; filed or caused to be filed in court affidavits when BANA did not follow proper notary procedures; failed to devote sufficient financial, staffing, and managerial resources to ensure proper administration of its sworn document and collections litigation processes; and failed to sufficiently oversee outside counsel and other third-party providers handling sworn document and collections litigation services.  In the Orders, BANA agreed to pay a civil money penalty in the total amount of $30 million, has begun corrective action, and is committed to taking all necessary and appropriate steps to remedy the deficiencies, unsafe or unsound practices, and violations of law identified by the OCC, and to enhance its SCRA compliance practices and sworn document and collections litigation practices.  Specifically, BANA agreed to: (a) appoint and maintain a compliance committee to monitor and oversee BANA's compliance with the Orders and to approve measures to ensure compliance; (b) submit an acceptable plan containing a complete description of the actions to achieve compliance with the Orders; (c) submit a written plan to effectively implement an enterprise-wide compliance risk management program regarding compliance with all applicable laws, regulations, and regulatory guidance; (d) conduct a written, comprehensive assessment of its risk in SCRA compliance operations, including but not limited to, operational, compliance, legal, and reputational risks; (e) submit acceptable written plans to ensure its compliance with the SCRA and with regard to collections litigation; (f) submit plans to conduct a SCRA review and a collections litigation review of accounts, SCRA and collections litigation remediation, and SCRA internal audit; (g) submit policies and procedures for SCRA third party management and improvements to its management information systems for SCRA compliance activities, and to provide certain reports to the compliance committee; (h) submit written plans, programs, policies, and procedures required by the Orders; and (i) submit a written progress report dealing the form and manner of all actions taken to secure compliance with the provision of the Orders and the results thereof.  In settlement of this matter, BANA consented and agreed to the issuance of the Orders, which the OCC has determined to accept and has issued.  BANA neither admits nor denies the findings in the Orders.

BAC Foreign Exchange Settlement 5/20/2015

On May 20, 2015, the Board of Governors of the Federal Reserve System ("FRB") issued an Order to Cease and Desist and Order of Assessment of a Civil Money Penalty against Bank of America Corporation ("BAC") relating to its foreign exchange ("FX") activities ("Order") from 2008 through 2013.  The Order states that (a) BAC lacked adequate firm-wide governance, risk management, compliance and audit policies and procedures to ensure that certain of the firm's  FX activities complied with safe and sound banking practices, applicable U.S. laws and regulations, including policies and procedures to prevent potential violations of the U.S. commodities, antitrust and criminal fraud laws, and applicable internal policies; (b) BAC's deficient policies and procedures prevented BAC from detecting and addressing periodic conduct by Bank of America, N.A.'s traders relating to certain communications by these traders; and (c) as a result of deficient policies and procedures described above, BAC engaged in unsafe and unsound banking practices.  In the Order, BAC agreed to pay a civil money penalty in the total amount of $205 million and continue to implement additional improvements in its internal controls, compliance, risk management, and audit programs for the FX activities in order to comply with BAC policies, safe and sound banking practices, and applicable U.S. laws/regulation. Specifically, BAC agreed: (a) BAC shall submit a written plan to improve senior management's oversight of BAC's compliance with applicable U.S. laws/regulations and internal policies in connection with certain wholesale trading and sales activities; (b) BAC shall submit an enhanced written internal controls and compliance program to comply with applicable U.S. laws/regulations with respect to certain wholesale trading and sales activities; (c) BAC shall submit a written plan to improve its compliance risk management program with regard to compliance with applicable U.S. laws/regulations with respect to certain wholesale trading and sales activities; (d) BAC management shall annually conduct a review of compliance policies and procedures applicable to certain wholesale trading and sales activities and their implementation and an appropriate risk-focused sampling of other key controls for certain wholesale trading and sales activities; (e) BAC shall submit an enhanced written internal audit program with respect to compliance with U.S. laws/regulations in certain wholesale trading and sales activities; and (f) BAC shall not in the future directly or indirectly retain any individual as an officer, employee, agent, consultant, or contractor of BAC or of any subsidiary who, based on the investigative record compiled by U.S. authorities, participated in the misconduct underlying the Order, has been subject to formal disciplinary action as a result of BAC's internal disciplinary review or performance review in connection with the conduct, and has either separated from BAC or any subsidiary thereof or had his/her employment terminated in connection with the conduct.  In settlement of this matter, BAC consented and agreed to the issuance of the Order, which the FRB has determined to accept and has issued.

Massachusetts Securities Division Consent Order 3/23/2015

This Massachusetts Securities Division (the "Division") consent order addressed allegations that MLPF&S violated the Massachusetts Uniform Securities Act (the "Act") and Code of Massachusetts Regulations (the "Regulations") resulting from its use of an unapproved internal presentation given to its financial advisors.  Without admitting or denying the allegations, MLPF&S agreed to cease and desist from conduct in violation of the Act and the Regulations, agreed to be censures by the Division, agreed to pay an administrative fine of $2,500,000, and agreed to conduct a review of MLPF&S's policies and procedures for the review and approval of internal-use materials, identify changes or enhancements that will be made to these MLPF&S policies and procedures, and provide a report to the Division.

MLPF&S New Hampshire Consent Order 12/29/2014

The New Hampshire Bureau of Securities Regulation (the "Bureau") determined that, in violation of New Hampshire law, MLPF&S's agents licensed in New Hampshire placed telemarketing calls to New Hampshire residents who were not clients of MLPF&S at the time of the calls and whose numbers appeared on MLPF&S's internal do not call list or on the FTC's National Do Not Call Registry.  Further during the course of its investigation, the Bureau determined that MLPF&S did not reasonably supervise the telemarketing activities of its agents licensed in New Hampshire.  Without admitting or denying the facts or allegations, MLPF&S consented to the entry of the Consent Order and consented to (i) cease and desist from further violations of N.H. RSA 421-B, (ii) pay the Bureau's cost of investigation in the amount of $50,000, (iii) pay an administrative fine of $350,000, and (iv) comply with all other undertakings and sanctions.  Since the initiation of the Bureau's investigation, MLPF&S agreed to and completed enhancements and provided evidence to the Bureau of the completed enhancements to its telemarketing policies and procedures.

BOAMS Injunctive Action 11/25/2014

On November 25, 2014, the U.S. District Court for the Western District of North Carolina issued a Final Judgment as to MLPF&S and other entities, including Bank of America, National Association ("BANA") (collectively the "Entities") (the "SEC Final Judgment") in the civil injunctive action for which a complaint was filed by the Securities and Exchange Commission on August 6, 2013 against the Entities (the "SEC Complaint").  The SEC Complaint alleged that the Entities made material misrepresentations and omissions in connection with the sale of Residential Mortgage-Backed Securities ("RMBS").  Specifically, the SEC Complaint alleged that the Entities failed to disclose the disproportionate concentration of wholesale loans underlying the RMBS as compared to prior RMBS offerings.  The SEC Complaint also alleged that the concentration of wholesale loans in the RMBS included higher likelihood that the loans would be subject to material underwriting errors, become severely delinquent, fail early in the life of the loan, or prepay.  The SEC Complaint further alleged that the entities violated Regulation S-K and Subpart Regulation AB of the Securities Act of 1933 by failing to disclose material characteristics of the pool of loans underlying the RMBS, that the Entities made material misrepresentations and omissions in their public files and in the loan tapes provided to investors and rating agencies, and that Entities not including BANA violated section 5(b)(1) of the Securities Act by failing to file with the SEC certain loan tapes that were provided only to select investors. The Entities consented to the entry of the SEC Final Judgment without admitting or denying the allegations in the SEC Complaint.  The SEC Final Judgment states that the Entities are permanently restrained and enjoined from violating Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933, and jointly and severally liable for disgorgement of $109,220,000, prejudgment interest of $6,620,000 and a civil penalty of $109,220,000 (together the "Funds"); the District Court retained jurisdiction over the administration of any distribution of the Funds.

BANA OCC Foreign Exchange Settlement 11/11/2014

On November 11, 2014, the Office of the Comptroller of the Currency of the United States of America ("OCC") issued a Consent Order and a Consent Order for the Assessment of a Civil Money Penalty against BANA related to its foreign exchange (FX) business ("Orders") from 2008 through 2013.  The OCC found, and BANA neither admitted nor denied, that BANA had deficiencies in its internal controls and had engaged in unsafe or unsound banking practices with respect to the oversight and governance of BANA's FX trading business such that the bank failed to detect and prevent certain conduct.  Specifically, the OCC found that: a)  BANA's compliance risk assessment lacked sufficient granularity and failed to identify the risks related to sales, trading and supervisory employees in that business ("Employee"); b) BANA's transaction monitoring and communications surveillance lacked an adequate analysis of risk-behavior related to Employee market conduct in its wholesale foreign exchange business where it is acting as principal ("FX Trading"); c) BANA's compliance testing procedures were inadequate to measure adherence to its standards of Employee conduct and firm policies applicable to Employee market conduct in FX Trading; and d) BANA's risk assessment and coverage of the FX trading business needed improvement to identify and mitigate compliance risks related to Employee market conduct; e) BANA's customer information controls were inadequate regarding the WM/Reuters order book to prevent the misuse of customer information; f) BANA's risk and profitability reporting was inadequate to identify potential Employee market misconduct in FX Trading; and g) BANA's FX business supervision routines were inadequate because they created "gaps" in the Employee market conduct supervisory framework. In the Orders, BANA agreed to make a payment of a civil money penalty in the total amount of $250 million.  Also, BANA committed (and had already begun) taking all necessary and appropriate steps to remedy the deficiencies and unsafe or unsound practices identified by the OCC and has begun implementing procedures to remediate the practices addressed in the Orders.  Specifically, BANA agreed to: a) maintain a board compliance committee responsible for monitoring and coordinating BANA's compliance with the provisions in the Orders; b) submit to the OCC an action plan describing the actions that are necessary and appropriate to achieve compliance with certain aspects of the Orders; c) submit an acceptable oversight and governance written plan to provide for certain management oversight and governance relating to Employee market conduct in FX Trading; d) submit an acceptable compliance risk assessment written plan to provide for a compliance risk assessment sufficiently granular to identify risks related to Employee market conduct in FX Trading; e) submit an acceptable monitoring and surveillance written plan to provide for appropriate monitoring and communications surveillance related to Employee market conduct in FX Trading;  f) submit an acceptable compliance testing written plan to provide for appropriate compliance testing related to Employee market conduct in FX Trading; g) submit an acceptable internal audit written plan for the internal audit program to adequately address Employee market conduct in FX Trading; and h) submit an acceptable other trading activities written plan to ensure that BANA proactively uses a risk-based approach to apply Employee market conduct remedial measures in the Orders to other wholesale trading as principal for the BANA and benchmark activities as appropriate and defined in the BANA's written plan.

BAC Regulatory Capital Overstatements 9/29/2014

The Securities and Exchange Commission ("Commission") alleged that BAC, as part of its regulatory capital calculations, failed to deduct certain realized losses on certain structured notes and other financial instruments (the "Notes") issued by Merrill Lynch & Co., Inc. ("ML&Co.") that BAC assumed or acquired as part of its acquisition of ML&Co. and, therefore, BAC overstated its regulatory capital in its Form 10-Q filings from 2009-2014 and in its Form 10-K filings for financial years 2009-2013.  The Commission alleged that BAC violated Section 13(b)(2)(A) and (B) of the Exchange Act.  On September 19, 2014, BAC, without admitting or denying the Commission's findings, except as to the Commission's jurisdiction over it and the subject matter of the proceedings, agreed to (1) cease and desist from committing or causing any violations and any future violations for Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and (2) pay a civil money penalty of $7,650,000.  The Commission noted that BAC self identified and self reported the overstatements and the Commission noted that BAC had provided substantial cooperation to the Commission staff.  The Commission also noted that BAC had voluntarily undertaken steps to remediate and address, among other things, the inadequate books and records and internal accounting control deficiencies that were the subject of the proceeding.

BAC Mortgage Obligations SEC Administrative Proceeding 8/21/2014

The Securities and Exchange Commission ("Commission") alleged that BAC failed to make required disclosures in the Management's Discussion and Analysis and Results of Operations ("MD&A") sections of periodic filings, related to known uncertainties as to whether certain costs related to loans BAC would ultimately be required to repurchase from certain insurers would have a material effect on BAC's future income from continuing operations.  The Commission alleged that BAC violated Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder.  BAC agreed to (1) cease and desist from committing or causing any violations and any future violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 promulgated thereunder; and (2) pay a civil money penalty of $20 million.  In addition, BAC admitted to certain facts set out in an annex to the Administrative Order, acknowledged that its conduct set forth in the annex to the Administrative Order violated the federal securities law and admitted to the Commission's jurisdiction over it and the subject matter of the proceedings.

MLPF&S Blue Sheet AWC 6/04/2014

Without admitting or denying the findings, MLPF&S consented to a fine of $1,000,000, a censure, certain undertakings, and to the entry of findings that it submitted at least 5,323 inaccurate blue sheets to various securities regulators, including the SEC and FINRA.  The findings stated that the inaccurate blue sheets failed to include customer names and addresses for trades made on the day the customer opened a firm account.  Between 2008 and January 2014, a trade could occur in a new customer's account before the customer's name and address data was fully populated.  In such instances, MLPF&S listed "no name" on the blue sheets associated with such trades.  As a result of this problem, MLPF&S submitted at least 2,980 inaccurate blue sheets to the SEC; 1,538 inaccurate blue sheets to FINRA; 733 inaccurate blue sheets to NYSE; and 72 inaccurate blue sheets to other regulators.  The findings also stated that MLPF&S failed to have in place an audit system reasonably providing for accountability of its blue sheet submissions and designed to ensure compliance with federal securities laws.  MLPF&S agreed to conduct a review of its policies, systems, and procedures (written or otherwise) relating to its compilation and submission of blue sheet data and the audit deficiencies addressed in the Acceptance, Waiver & Consent ("AWC").

BANA/FIA CFPB Consent Order 4/7/2014

On April 7, 2014, the Consumer Financial Protection Bureau ("CFPB") issued a Consent Order against Bank of America, National Association ("BANA") and FIA Card Services, National Association.  The Order identified deficiencies in connection with fulfillment of customer processing concerning the provision of identity theft protection products as well as vendor and risk management protocols concerning so-called "add-on" products.  In addition, the CFPB identified what it alleged were deceptive statements in connection with the marketing and sale of credit card debt cancellation products.  Without admitting or denying any findings of fact or violations of law or wrongdoing, BANA and FIA Card Services, National Association consented to a civil monetary penalty of $20,000,000 and to cease and desist from engaging in further violations of law in connection with the marketing and administration of credit protection products and the billing and administration of identity protection products.  Further, the Consent Order requires a restitution plan to be submitted to the CFPB and, following approval, the provision of restitution to borrowers.  In addition, the Consent Order requires the submission of enhanced vendor management policies; enhanced risk management policies and procedures; and enhanced internal audit reviews of add-on products to assess Unfair, Deceptive, or Abusive Acts or Practices ("UDAAP") risk.

BANA/FIA OCC Consent Order 4/7/2014

On April 7, 2014, the OCC issued a Consent Order against BANA and FIA Card Services, National Association.  The Order identified deficiencies in connection with fulfillment of customer processing concerning the provision of identity theft protection products as well as vendor and risk management protocols concerning so-called "add-on" products.  Without admitting or denying the findings, BANA and FIA Card Services, National Association consented to a civil monetary penalty of $25,000,000.  Further, the Consent Order requires a restitution plan to be submitted to the OCC and, following approval, the provision of restitution to borrowers.  In addition, the Consent Order requires the submission of enhanced vendor management policies; enhanced risk management policies and procedures; and enhanced internal audit reviews of add-on products to assess Unfair, Deceptive, or Abusive Acts or Practices ("UDAAP") risk.

BAC NYAG Settlement 3/25/2014

On February 4, 2010, the New York Attorney General filed a civil complaint in the Supreme Court of New York State, entitled People of the State of New York v. Bank of America, et al. The complaint named as defendants BAC and BAC's former chief executive and chief financial officers, Kenneth D. Lewis, and Joseph L. Price, and alleged violations of Sections 352, 352-c(1)(a), 352-c(1)(c), and 353 of the New York Martin Act, and Section 63(12) of the New York Executive Law.  The complaint attacked the sufficiency and accuracy of Bank of America's disclosures and its practices related to practices related to Bank of America's merger with Merrill Lynch & Co., Inc. (the "Merger"), including: (i) the disclosure of Merrill Lynch & Co., Inc.'s financial condition and its interim and projected losses during the fourth quarter of 2008, (ii) BAC's contacts with federal government officials regarding the BAC's consideration of invoking the material adverse effect clause in the merger agreement with Merrill Lynch & Co., Inc. and the possibility of obtaining additional government assistance, (iii) the disclosure of the payment and timing of year-end incentive compensation to Merrill Lynch &Co., Inc. employees, and (iv) public statements regarding the due diligence conducted in connection with the Merger and positive statements regarding the Merger.  The complaint sought an unspecified amount in disgorgement, penalties, restitution, and damages, costs and other equitable relief, although the NYAG withdrew its demand for damages.  On March 25, 2014, BAC entered into a settlement agreement terminating the New York Attorney General's lawsuit against BAC.  BAC agreed to pay the New York Attorney General $15,000,000 (as costs of investigation and subsequent litigation) as well as making several corporate governance changes.

MLPF&S CDO Settlement 12/12/2013

Pursuant to an Offer of Settlement made by MLPF&S, on December 12, 2013 the SEC issued an order ("Order") stating that MLPF&S violated the federal securities laws in connection with its structuring and marketing of a series of collateralized debt obligation transactions ("CDOs") in 2006 and 2007.  According to the Order, MLPF&S failed to inform investors in two CDOs that a hedge fund firm that bought the equity in the transactions but whose interests were not necessarily the same as those of the CDOs' other investors, had undisclosed rights relating to, and exercised significant influence over, the selection of the CDOs' collateral. The Order stated that, as a result of its conduct, MLPF&S violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 ("Securities Act") and section 17(a)(1) of Exchange Act and Rule 17a-3(a)(2) thereunder.  MLPF&S consented to the entry of the Order without admitting or denying the findings therein.  The Order (1) required that MLPF&S cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act and Section 17(a)(1) of the Exchange Act and Rule 17a-3(a)(2) thereunder; (2) censured MLPF&S; and (3) required that MLPF&S pay disgorgement of $56,286,000 and prejudgment interest of $19,228,027 and a civil money penalty in the amount of $56,286,000 (for a total payment of $131,800,027).

Massachusetts Securities Division Order 10/30/2013

The Massachusetts Securities Division (the "Division") alleged that MLPF&S failed to reasonably supervise a former agent in violation of M.G.L. c. 110A, §204(a)(2)(J).  On October 30, 2013, without admitting or denying the alleged Violations of Law, MLPF&S consented to the entry of a Consent Order, paid a civil penalty of $500,000, agreed to offer reimbursement to five current or former MLPF&S clients, agreed to certify that it has reviewed its policies and procedures with regard to the monitoring of employee accounts, agreed to a censure, and agreed to cease and desist from violating M.G.L. c. 110A, §204(a)(2)(J).

MLPF&S FINRA AWC 10/24/2013

MLPF&S effected securities transactions while a trading halt was in effect with respect to the securities.  MLPF&S transmitted reports to the Order Audit Trail System (OATS) that contained an inaccurate originating department ID, submitted erroneous desk reports, submitted reports with an incorrect special handling code, erroneous handling codes, incorrect order received time, incorrect limit price, submitted reports without a reporting exception code, incorrectly submitted a new order report and route reports, and failed to submit a route report.  MLPF&S made available a report on the covered orders in National Market System Securities it received for execution from any person which included incorrect information.  MLPF&S incorrectly classified a covered order as not covered and calculated and reported an incorrect amount of total covered orders, covered shares, and total cancelled shared. MLPF&S failed to report to the FINRA/NASDAQ Trade Reporting Facility (FNTRF) the correct symbol indicating the related market center in transactions in reportable securities.  MLPF&S failed to report the exercise of an over-the-counter (OTC) option.  MLPF&S's supervisory system did not provide for supervision reasonably designed to achieve compliance with applicable securities laws, regulations and FINRA Rules addressing quality of market topics.  MLPF&S's written supervisory procedures (WSPs) failed to provide for minimum requirements for adequate WSPs in trade reporting (use of trade modifiers, third party reporting); OATS (accuracy of data); and multiple market participant identifiers (approval of MPIDs).  MLPF&S had fail-to-deliver positions at a registered clearing agency in an equity security that resulted from a long sale, and did not close the fail-to-deliver positions by purchasing securities of like kind and quantity within the time frame prescribed by SEC Rule 204(A)(1). MLPF&S executed short sale orders and failed to properly mark the orders as short.  MLPF&S failed to contemporaneously or partially execute customer limit orders in a NASDAQ security after it traded each subject order for its own market-making account at a price that would have satisfied each customer's limit order.  MLPF&S failed to report complete and accurate data to the FNTRF in transactions in reportable securities.  MLPF&S incorrectly reported an agency cross transaction as a principal transaction with a blank contra party; failed to report the contra party broker-dealer on principal trades; reported an incorrect buy/sell indicator; failed to report the correct execution time; and failed to timely submit non-tape reports with the .RX modifier.  Without admitting or denying the findings, MLPF&S consented to the described sanctions and to the entry of findings; therefore, MLPF&S is censured, fined $85,000, required to pay $77.98, plus interest, in restitution and required to revise its WSPs regarding trade reporting (use of trade modifiers, third party reporting); OATS (accuracy of data); and multiple market participation identifiers (approval of MPIDs) within 30 business days of acceptance of this AWC by the NAC.  A registered firm principal shall submit satisfactory proof of payment of the restitution, or of reasonable and documented efforts undertaken to effect restitution to FINRA no later than 120 days after acceptance of this AWC.  Any undistributed restitution and interest shall be forwarded to the appropriate escheat, unclaimed property or abandoned property fund for the state in which the customer last resided.

MLPF&S District of Columbia Settlement 9/10/2013

An agent of the MLPF&S failed to furnish a client material information that the client was entitled to on a timely basis in violation of 26 DCMR B 119.2(u).  As a result of the agent's conduct, MLPF&S violated just and equitable standards of conduct (FINRA Rule 2010), in violation of 26 DCMR B 119.2 (bb).  On September 10, 2013, without admitting or denying the Statement of Facts and Conclusions of Law, MLPF&S consented to the entry of the Administrative Settlement Agreement, paid $15,000 to the District of Columbia's general fund, and shall cease and desist from violating 26 DCMR B 119.2 (bb).

BANA MAS Censure 6/14/2013

On June 14, 2013, the Monetary Authority of Singapore ("MAS") took administrative action against Bank of America, National Association (Singapore Branch) ("BANA Singapore") and eighteen other banks in the market for deficiencies in governance, risk management, internal controls, and surveillance systems from 2007 to 2011 related to the submission processes for Singapore dollar interest rate benchmarks – specifically, SIBOR and SOR – and Foreign Exchange spot benchmarks in four emerging market Asian currencies ("ABS Benchmarks").  In addition, the MAS determined BANA Singapore personnel engaged in electronic communications in which they initiated, received, acknowledged, or relayed requests to improperly influence submissions for certain of the above-referenced ABS Benchmarks.  The MAS stated it had not made the finding that the ABS Benchmarks had been manipulated by any of the nineteen banks subject to its order, but found that the action of the BANA Singapore (and other banks') personnel reflected a lack of professional conduct and integrity.  The MAS is requiring BANA Singapore to adopt measures to address the deficiencies, report its progress in addressing these deficiencies on a quarterly basis, and conduct independent reviews to ensure the robustness of the remedial measures.  BANA Singapore was not fined, but instead was required to post with the MAS for one year a statutory reserve of 700 million Singapore dollars (approximately US$551 million) which is refundable upon satisfaction of the MAS's order on remedial measures.

Massachusetts Securities Division 144A Securities 4/18/2013

The Massachusetts Securities Division (Division) alleged that MLPF&S violated Sections 204(a)(2)(G) and 204(a)(2)(J) of the Massachusetts Uniform Securities Act ("Act") in connection with the sale of unregistered securities by MLPF&S to two Massachusetts cooperative banks and their subsidiaries.  On April 18, 2013, without admitting or denying the allegations, MLPF&S entered into a settlement with the Division, in which it agreed to permanently cease and desist from violating the Act and to pay a civil penalty in the amount of $250,000.  MLPF&S also represented that it had entered into separate independent settlement agreements with the banks, pursuant to civil actions.

MLPF&S BondMarket Matter 4/02/2013

MLPF&S's proprietary bond market order execution system had a flawed pricing logic, with respect to non-convertible preferred securities, that only incorporated the quotations from the two primary exchanges where the securities were listed.  As a result, in instances where there was a better price on a market other than the primary listing exchange, the firm systematically executed transactions in non-convertible preferred securities with its customer on its proprietary order execution system at prices inferior to the national best bid or offer (NBBO).  In 12,259 transactions for or with a customer, the firm thus failed to use reasonable diligence to ascertain the best inter-dealer market and failed to buy or sell in such market so that the resultant price to its customer was as favorable as possible under prevailing market conditions.  The firm failed to establish and maintain a supervisory system, including written supervisory procedures (WSPs) reasonably designed to ensure compliance with the firm's best execution obligations for transactions in non-convertible preferred securities executed on its order execution system.  The firm's supervisory system was deficient in that it failed to perform any post execution review of non-convertible preferred transactions executed on its system to ensure compliance with its best execution obligations despite the fact it received several inquiry letters from FINRA regarding the relevant conduct.  Although the firm took some remedial measures intended to address issues raised by FINRA, it failed to identify the flawed pricing logic until a later date.  Approximately 2,200 transactions were identified on FINRA's best execution report cards available to the firm for over three years.  Despite these red flags, the firm failed to perform any meaningful supervisory review for best execution of non-convertible preferred transactions executed on its proprietary system.  The firm's WSPs were not adequate for almost three years in that they did not describe the supervisory steps to be taken by the person responsible for a best execution supervisory review of non-convertible preferred transactions executed on its proprietary system.  For two years, the firm's WSPs did not provide for the person or persons responsible for ensuring compliance with the applicable rules; a statement of the supervisory steps to be taken by that person; a statement as to how often such person should take such steps; and a statement as to how the completion of supervisory reviews should be documented.  On April 2, 2013, without admitting or denying the findings, the firm consented to the described sanctions and to the entry of findings; therefore, the firm is censured, fined $1,050,000.00, required to revise its WSPs regarding supervisory procedures to be followed by the person responsible for best execution of non-convertible preferred transactions executed on its proprietary order execution system within 30 business days of acceptance of this AWC by the NAC, and to pay restitution of $323,950.04, plus interest, in connection with the 12,259 transactions.  a registered firm principal shall submit satisfactory proof of payment of the restitution, or of reasonable and documented efforts undertaken to effect restitution to FINRA no later than 120 days after acceptance of this AWC.  Any undistributed restitution and interest shall be forwarded to the appropriate escheat, unclaimed property or abandoned property fund for the state in which the customer last resided.

Cal PSA Matter 12/27/2012

MLPF&S and Banc of America Securities LLC, which was consolidated into MLPF&S, were members of a municipal securities association which requested that its members make underwriting assessment payments of $0.01 per bond, and later $0.02 per bond, when they participated in bond issuances in California of more than $2 million in issue size with more than two years to maturity.  The municipal securities association's mission was to keep its members informed of legislative and regulatory developments affecting the municipal securities industry and to provide a forum through which the municipal securities industry could review and respond to these developments.  The association billed its members on the per-bond basis, regardless of whether there was any direct relationship between that bond issuance and the association's activities, and regardless of whether the association provided any services required for the underwriting.  The firms paid the association a total of $387,455.62 for participating in the underwriting of approximately 252 applicable transactions.  The firm obtained reimbursement for the voluntary payments from the proceeds of municipal and state bond offerings which was unfair.  The assessments did not have a direct relationship to any activities conducted with respect to each bond offering.  The firm was not required by any statute or regulations to be a member of the association yet treated its assessments as an expense of each transaction and requested and received reimbursement of the payments from the proceeds of each bond offering.  The firm listed the underwriting assessments as expenses of the underwriting but its requests for reimbursement were not fair because they were not accompanied by adequate disclosure to issuers.  The firm's practices resulted in the expenditure of the proceeds of municipal and state bond offerings to an organization engaged in political activities.  In response to a request from the Treasurer of the State of California, the firms have returned $100,255.58 to multiple issuers as a refund for the underwriting assessments reimbursed from offering proceeds.  The firms failed to adopt, maintain and enforce written supervisory procedures (WSPs) reasonably designed to ensure compliance with MSRB Rule G-17 as it relates to the conduct described here.  The firms failed to establish reasonable procedures for reviewing and disclosing expenses for municipal securities associations for which it requested reimbursement from the proceeds of municipal and state offerings, and for ensuring that those requests were fair and adequate.  The firms also failed to adopt, maintain and enforce adequate systems and WSPs reasonably designed to monitor how the municipal securities associations to which it belonged used the funds that the firm provided.  Adequate policies and procedures were especially necessary in light of one association's engagement in political activities.  On December 27, 2012, without admitting or denying the findings, MLPF&S consented to the described sanctions and to the entry of findings; therefore, the firm is censured and fined $787,000 for MSRB rule violations and ordered to pay $287,200.04 in restitution and to submit satisfactory proof of payment of restitution or of reasonable documented efforts to effect restitution to the issuers located in California to which the firm has not yet provided restitution.

Gail Cahaly, et al. v. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Benistar Property Exchange Trust Co., Inc.("Benistar"), et al. (Massachusetts Superior Court, Suffolk County, MA)

Plaintiffs alleged that MLPF&S aided and abetted a fraud, violation of a consumer protection law, and breach of fiduciary duty allegedly perpetrated by Benistar, a former MLPF&S client, in connection with trading in the client's account.  During the proceedings, plaintiff also made allegations that MLPF&S engaged in sanctionable conduct in connection with the discovery process and the trial.  In 2002, following a trial, a jury rendered a verdict for plaintiffs.  Thereafter, the Court granted MLPF&S's motion to vacate and plaintiffs' motion for a new trial.  On June 25, 2009, following a retrial, the jury found in plaintiffs' favor.  On January 11, 2011, the Court entered rulings denying plaintiffs' motion for sanctions and punitive damages, awarding certain plaintiffs consequential damages, and awarding attorneys' fees and costs.  On February 7, 2011, the Court issued final judgment requiring MLPF&S to pay $9,669,443.58 in consequential and compensatory damage plus statutory interest, and $8,700,000 in attorneys' fees and costs; but denying plaintiffs' requests for punitive damages and sanctions.  The client, a co-defendant, filed a notice of appeal on or about January 19, 2011.  Plaintiffs and Applicant also appealed.  While the appeals were pending, on December 26, 2012, Plaintiffs and Applicant agreed to settle for $22,500,000.

MLPF&S, BAI and BAS Auction Rate Securities Settlements

In August 2008, MLPF&S, BAS and BAI each reached certain agreements in principal with the Office of the New York State Attorney General, the Massachusetts Securities Division, various state securities regulators, and the staff of the SEC (the "ARS Settlements") relating to auction rate securities ("ARS").  As the result of the mergers of BAI with and into MLPF&S on October 23, 2009 and BAS with and into MLPF&S on November 1, 2010, MLPF&S assumed the liabilities of BAI and BAS in this matter.  Without admitting or denying wrongdoing, each of the aforementioned entities has agreed to, pursuant to the terms of each settlement to which it is a party, among others,   repurchase ARS at par value (plus any accrued but unpaid interest or dividends) from certain eligible customers, use best efforts to provide liquidity solutions for institutional holders of ARS, participate in a special arbitration process to the extent that eligible customers believe they had a claim for consequential damages, refund certain refinancing fees related to ARS, pay a civil money penalty and compensate other eligible customers who purchased ARS and sold them at a loss.  Each of MLPF&S, BAS and BAI has substantially completed the purchase of those ARS.  BAI and BAS also agreed to pay a total civil penalty of $50,000,000 that will be distributed among the states and U.S. territories that enter into administrative or civil consent orders related to ARS.  MLPF&S agreed to pay a $125,000,000.00 civil penalty to be distributed similarly. Fifty-two (52) of the potential 54 MLPF&S multistate settlements have been completed to date.  Fifty-one (51) of the potential 54 BAS/BAI multistate settlements have been completed to date.

NOTE:  In addition, Bank of America Corporation and certain of its affiliates, including MLPF&S and BANA, have been involved in a number of civil proceedings and regulatory actions which concern matters arising in connection with the conduct of its business.  Certain of such proceedings have resulted in findings of violations of federal or state securities laws.  Such proceedings are reported and summarized in the MLPF&S Form BD as filed with the Securities and Exchange Commission, which descriptions are hereby incorporated by reference.